EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Enterprise Financial Services Corp on Form S-4 of our report dated March 30, 2018 on the consolidated balance sheet of Trinity Capital Corporation & Subsidiaries as of December 31, 2017 and 2016, and the consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2017, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Crowe LLP
Dallas, Texas
December 11, 2018